Shire Pharmaceuticals Group plc
Hampshire International Business Park,
Chineham, Basingstoke RG24 8EP  UK
Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com






The following replaces the Share Repurchase announcement released 20/06/03 at 7.46am. The purchase price for the 147,000 ordinary shares was incorrect and should have read $7.25 instead of $7.583 as previously stated. The full amended text appears below.


20 June 2003

Shire Pharmaceuticals Group plc (the 'Company')

Share Repurchase

The Company announces that on 19 June 2003 it purchased for cancellation 350,000 of its ordinary shares of (pound)0.05 each at a price of 434.99p per share and 147,000 of its ordinary shares of (pound)0.05 each at a price of US$7.25 per share.



T May

Company Secretary


For further information please contact:

Gordon Ngan - Investor Relations                    +44 1256 894 160


Notes to editors

Shire Pharmaceuticals Group plc
Shire Pharmaceuticals Group plc (Shire) is a rapidly growing international emerging pharmaceutical company with a strategic focus on four therapeutic areas
- central nervous system disorders (CNS), gastrointestinal (GI), oncology, and anti-infectives. Shire also has three platform technologies: advanced drug delivery, lead optimization for small molecules and Biologics. Shire's core strategy is based on research and development combined with in-licensing and a focus on eight key pharmaceutical markets. For further information on Shire, please visit the Company's website: WWW.SHIRE.COM